Exhibit 10.1
Form Gross-Up Agreement
[Full Name]
[Title]
Re: 280G Excise Tax Gross-Up
Dear [Name]:
As you know, Rogers Corporation (“Rogers”) has entered into a definitive agreement to be acquired by DuPont de Nemours, Inc. (the “Merger”), which we expect to be completed in the first half of 2022 (subject to applicable regulatory and shareholder approvals). Thank you for all you have done to propel Rogers to this point. As we prepare for the Merger, your continued dedication to Rogers is essential and, in consideration for your continued services, we are providing you with this “Gross-Up Agreement”. Under this Gross-Up Agreement, Rogers (or its successor) will pay you an amount such that, after taxes, you retain sufficient funds to pay any excise taxes imposed under the Internal Revenue Code on payments made to you in connection with the Merger. The terms of this Gross-Up Agreement are set forth below.
Excise Tax. Section 4999 of the Internal Revenue Code (the “Code”) imposes a 20% excise tax (the “Excise Tax”) on certain payments called “excess parachutes payments” that are made in connection with a change in control of a company. Whether a payment to you is an “excess parachute payment” – and therefore whether the Excise Tax is imposed – is determined under section 280G of the Internal Revenue Code. If imposed, the Excise Tax is in addition to any other taxes that you may owe with respect to a Payment, including income taxes and employment taxes.
Gross-Up Payment. If any payment or benefit received or to be received by you from Rogers, its subsidiaries, successors, or affiliates (the “Company”) in connection with or on account of the Merger is subject to the Excise Tax (each, a “Payment”), the Company will pay you an additional amount (the “Gross-Up Payment”). The Gross-Up Payment will be an amount such that the net amount that you retain, after deduction of (a) the Excise Tax on the Payments, (b) any federal, state, and local income tax and the Excise Tax upon the Gross-Up Payment, and (c) any interest, penalties, or additions to tax payable by you with respect thereto, will be equal to the total present value (determined under section 280G(d)(4) of the Code) of the Payments at the time such Payments are to be made.
Determination of Parachute Payments and Excise Tax. The Company will select a nationally recognized certified public accounting firm (the “280G Consultant”) to make all determinations required with respect to calculating the Gross-Up Payment, including whether and when a Gross-Up Payment is required, the amount of any such Gross-Up Payment, and the assumptions to be used in arriving at such determination.
For purposes of determining the Gross-Up Payment, you will be deemed to pay Federal income tax at the highest marginal rate applicable to individuals in the calendar year in which any such Gross‑Up Payment is to be made and deemed to pay state and local income taxes at the highest marginal rates applicable to individuals in the state or locality of your residence or place

Exhibit 10.1
of employment in the calendar year in which any such Gross‑Up Payment is to be made, net of the maximum reduction in Federal income taxes that can be obtained from deduction of state and local taxes, taking into account limitations applicable to individuals subject to Federal income tax at the highest marginal rate. In addition, the amount of the Gross-Up Payment due to you will be determined before, and taken into account in, any “best net” calculation used to determine any potential reduction in payments that would otherwise be contractually required to achieve the most favorable after-tax result for you.
The Company will require the 280G Consultant to provide detailed supporting calculations to you and the Company within 15 days (or such earlier time as may be requested by the Company) of receipt of notice by the Company that there has been a Parachute Payment. If the 280G Consultant determines that no Excise Tax is payable by you, it will inform you and the Company of such determination in writing.
Timing of Gross-Up Payment and Tax Withholding. The Gross-Up Payments shall be made upon the earlier of (a) the payment to you of any Payment or (b) the imposition upon you, or any payment by you, of any Excise Tax. The Gross-Up Payments are subject to tax withholding, and all or a portion may be withheld and paid over to the IRS or any other applicable taxing authority for your benefit. The Gross-Up Payments and any other compensation under this Agreement will be made no later than the date specified under Treasury Regulation section 1.409A-3(i)(1)(v).
Adjustments to Gross-Up Payment. If it is established pursuant to a final determination of a court or an Internal Revenue Service (“IRS”) proceeding that the Excise Tax is less than the amount previously taken into account under this Gross-Up Agreement, you will repay the Company the portion of the Gross-Up Payment attributable to such reduction plus, in the event you receive a refund from the IRS, any interest received by you from the IRS on the amount of such repayment, provided that if any such amount has been paid by you as an Excise Tax or other tax, you will cooperate with the Company in seeking a refund of any tax overpayments, and you will not be required to make repayments to the Company until the overpaid taxes and interest thereon are refunded to you. You will make the repayment to the Company no later than 60 days after your receipt of notice of such final determination or, if you paid such amounts to the IRS, 60 days after you receive a refund of such amounts from the IRS, if later.
Additional Gross-Up Payment. If the IRS asserts that the Excise Tax exceeds the amount taken into account under this Gross-Up Agreement (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company will make an additional Gross-Up Payment in respect of such excess within 30 days of the Company’s receipt of notice of such assertion, provided that the Company may instead notify you of its intent to contest such assessment, in which case the Company shall bear and pay directly all costs and expenses (including any additional interest and penalties and reasonable accounting and attorneys’ fees) incurred in connection with such contest and shall indemnify and hold you harmless on an after-tax basis for any Excise Tax or income tax (including interest and penalties) imposed as a result of such contest or payment of such costs of expenses, and you shall reasonably cooperate with respect to such contest. If, following such contest, a final determination is made that additional Excise Tax (or any associated tax, interest,

Exhibit 10.1
or penalties) are due, the Company shall pay such amounts within 30 days of such final determination.
Fees and Expenses. All fees and expenses of the 280G Consultant will be borne solely by the Company. If you commence an action to enforce your rights under this Gross-Up Agreement and you prevail as determined by a final judgment or arbitration, the Company will pay your reasonable attorney’s fees.
Thank you again for your dedication to Rogers. To indicate your acceptance of these terms, sign and date this Gross-Up Agreement and return it to [NAME] at [CONTACT INFORMATION]. Please retain a copy for your records.

Sincerely,

[Name]
[Title]

Accepted:

Date:	, 20